Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-200799, 333-198066, 333-191679, 333-182703, 333-178592, 333-165958, 333-152591, 333-148060, 333-140110, 333-132611, 333-125565, 333-122114, 333-117717, 333-111894, 333-107137, 333-105509, 333-96813, 333-46976 and 333-91957) and Form S-8 (Nos. 333-204748, 333-191680, 333-182704, 333-152284, 333-138598, 333-174392, 333-167365 and 333-93435) of Apricus Biosciences, Inc. (the “Company”) of our reports dated March 9, 2016, relating to the 2015 consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO USA, LLP
La Jolla, California
March 9, 2016